Exhibit 5

Form of Opinion of Counsel

August 15, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Amtech Systems, Inc.
2007 Employee Stock Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with its Registration Statement on Form S-8, filed on August 15, 2007 under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s registration of 500,000 shares of its Common Stock, $.01 par value (the “Shares”), issuable pursuant to the Company’s 2007 Employee Stock Incentive Plan (the “Plan”).

     In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.

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